Exhibit 99.1
Memo on approval of share exchange
On February 17, 2009, shareholders of SoftBrands approved an amendment to the SoftBrands, Inc. 2001 Stock Incentive Plan to authorize a stock option and stock appreciation right exchange program for employees. You are receiving this communication because you hold stock options or stock appreciation rights (SARs) that would be affected by this shareholder approved amendment. The exchange program has been designed to reinstate the retention and motivational value of our equity incentive plan, acknowledging that the significant decline in the market price for our common stock over the past two years has substantially diminished the value of outstanding options and SARs that we have granted as a compensation mechanism.
While SoftBrands shareholders have approved the amendment to authorize the exchange program, the exchange program has not commenced. The Compensation Committee of the company’s Board of Directors will determine when the exchange program will commence. As outlined in the proxy statement, the exchange program must be commenced prior to September 30, 2009. The Compensation Committee has the discretion to terminate, amend or postpone the exchange program at any time prior to expiration of the exchange program.
Affected employees will be notified if and when the Compensation Committee commences the exchange program.
WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE ALL OPTION AND SAR HOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE OR ON THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV.